SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D. C. 20549

                                 SCHEDULE 13G/A

                                (Amendment No. 1)

                                    UCN, Inc.
 ------------------------------------------------------------------------------
                                (Name of Issuer)


                    Common Stock, $.0001 Par Value Per Share
 -------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    12427M101
 ------------------------------------------------------------------------------
                      (CUSIP Number of Class of Securities)

                                  June 21, 2004
 ------------------------------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)



   Check the appropriate box to designate the rule pursuant to which this Schedule is filed:


   [ ]  RULE 13d-1(b)
   [X]  RULE 13d-1(c)
   [ ]  RULE 13d-1(d)

CUSIP NO. 12427M101                                                Page 2 of 12
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1) Name And I.R.S. Identification No. Of Reporting Person

Wynnefield Partners Small Cap Value, L.P. 13-3688497
-------------------------------------------------------------------------------
2) Check The Appropriate Box If A Member Of A Group (See Instructions) (a)
   (b)[X] Reporting person is affiliated with other persons
-------------------------------------------------------------------------------
3) SEC Use Only
-------------------------------------------------------------------------------
4) Citizenship Or Place Of Organization:  Delaware
-------------------------------------------------------------------------------
NUMBER OF SHARES           5) Sole Voting Power:

  BENEFICIALLY                239,800 Shares (1)
                           ----------------------------------------------------
      OWNED
                           6) Shared Voting Power
BY EACH REPORTING
                           ----------------------------------------------------
    PERSON WITH            7) Sole Dispositive Power:

                              239,800 Shares (1)
                           ----------------------------------------------------
                           8) Shared Dispositive Power
-------------------------------------------------------------------------------
9)       Aggregate Amount Beneficially Owned By Each Reporting Person:
         239,800Shares (1)
-------------------------------------------------------------------------------
10) Check Box If The Aggregate Amount In Row (9) Excludes Certain Shares |_| (See Instructions)
-------------------------------------------------------------------------------
11)      Percent of Class Represented by Amount in Row (9): 1.7 % of Common
         Stock
-------------------------------------------------------------------------------
12) Type of Reporting Person (See Instructions) PN
-------------------------------------------------------------------------------

(1) Wynnefield Partners Small Cap Value, L.P. directly beneficially owns these shares of Common Stock, to which each of Shannon River Partners, L.P., Shannon River Partners II, L.P. and Shannon River Capital Management, LLC, disclaims any beneficial ownership interest.

CUSIP NO. 12427M101                                                Page 3 of 12
-------------------------------------------------------------------------------

1) Name and I.R.S. Identification No. of Reporting Person (entities only)

   Wynnefield Partners Small Cap Value, L.P. I 13-3953291
-------------------------------------------------------------------------------
2) Check the Appropriate Box If a Member of a Group (See Instructions)
   (a)
   (b)[X] Reporting Person is affiliated with other persons
-------------------------------------------------------------------------------
3) SEC USE ONLY
-------------------------------------------------------------------------------
4)  Citizenship or Place of Organization: Delaware
-------------------------------------------------------------------------------
NUMBER OF SHARES           5) Sole Voting Power:

  BENEFICIALLY                267,300 Shares (1)
                           ----------------------------------------------------
      OWNED
                           6) Shared Voting Power
BY EACH REPORTING
                           ----------------------------------------------------
    PERSON WITH            7) Sole Dispositive Power:

                              267,300 Shares (1)
                           ----------------------------------------------------
                           8) Shared Dispositive Power
-------------------------------------------------------------------------------
9)       Aggregate Amount Beneficially Owned by Each Reporting Person:
         267,300 Shares (1)
-------------------------------------------------------------------------------
10) Check Box If the Aggregate Amount in Row (9) Excludes Certain Shares|_| (See Instructions)
-------------------------------------------------------------------------------
11)      Percent of Class Represented by Amount in Row (9): 1.9 % of Common
         Stock
-------------------------------------------------------------------------------
12)      Type of Reporting Person: PN
-------------------------------------------------------------------------------


(1) Wynnefield Partners Small Cap Value, L.P. I directly beneficially owns these shares of Common Stock, to which each of Shannon River Partners, L.P., Shannon River Partners II, L.P. and Shannon River Capital Management, LLC, disclaims any beneficial ownership interest.

CUSIP NO. 12427M101                                                Page 4 of 12
-------------------------------------------------------------------------------

1) Name and I.R.S. Identification No. of Reporting Person (entities only)

   Wynnefield Small Cap Value Offshore Fund, Ltd. (No IRS Identification No.)
-------------------------------------------------------------------------------
2) Check the Appropriate Box if a Member of a Group (See Instructions)
   (a)
   (b) [X] Reporting person is affiliated with other persons
-------------------------------------------------------------------------------
3) SEC USE ONLY
-------------------------------------------------------------------------------
4) Citizenship or Place of Organization:  Cayman Islands
-------------------------------------------------------------------------------
NUMBER OF SHARES           5) Sole Voting Power:

  BENEFICIALLY                171,300 Shares (1)
                           ----------------------------------------------------
      OWNED
                           6) Shared Voting Power
BY EACH REPORTING
                           ----------------------------------------------------
    PERSON WITH            7) Sole Dispositive Power:

                              171,300 Shares (1)
                           ----------------------------------------------------
                           8) Shared Dispositive Power
-------------------------------------------------------------------------------
9)       Aggregate Amount Beneficially Owned by Each Reporting Person:
         171,300 Shares (1)
-------------------------------------------------------------------------------
10) Check Box If the Aggregate Amount in Row (9) Excludes Certain Shares|_| (See Instructions)
-------------------------------------------------------------------------------
11)      Percent of Class Represented by Amount in Row (9): 1.2 % of Common
         Stock
-------------------------------------------------------------------------------
12)      Type of Reporting Person (See Instructions) CO
-------------------------------------------------------------------------------


(1) Wynnefield Small Cap Value Offshore Fund, Ltd. directly beneficially owns these shares of Common Stock, to which each of Shannon River Partners, L.P., Shannon River Partners II, L.P. and Shannon River Capital Management, LLC, disclaims any beneficial ownership interest.

CUSIP NO. 12427M101                                                Page 5 of 12
-------------------------------------------------------------------------------
1) Name and I.R.S. Identification No. of Reporting Person (entities only)

   Wynnefield Capital Management, LLC  13-4018186
-------------------------------------------------------------------------------
2) Check the Appropriate Box if a Member of a Group (See Instructions)
   (a)
   (b) [X] Reporting person is affiliated with other persons
-------------------------------------------------------------------------------
3) SEC USE ONLY
-------------------------------------------------------------------------------
4) Citizenship or Place of Organization:  New York
-------------------------------------------------------------------------------
NUMBER OF SHARES           5) Sole Voting Power:

  BENEFICIALLY                507,100 Shares (1)
                           ----------------------------------------------------
      OWNED
                           6) Shared Voting Power
BY EACH REPORTING
                           ----------------------------------------------------
    PERSON WITH            7) Sole Dispositive Power:

                              507,100 Shares (1)
                           ----------------------------------------------------
                           8) Shared Dispositive Power
-------------------------------------------------------------------------------
9)       Aggregate Amount Beneficially Owned by Each Reporting Person:
         507,100 Shares (1)
-------------------------------------------------------------------------------
10) Check Box If the Aggregate Amount in Row (9) Excludes Certain Shares|_| (See Instructions)
-------------------------------------------------------------------------------
11)      Percent of Class Represented by Amount in Row (9):
         3.7 % of Common Stock (1)
-------------------------------------------------------------------------------
12)      Type of Reporting Person: OO (Limited Liability Company)
-------------------------------------------------------------------------------


(1) Wynnefield Capital Management, LLC holds an indirect beneficial interest in these shares which are directly beneficially owned by Wynnefield Partners Small Cap Value, L.P. and Wynnefield Partners Small Cap Value, L.P. I, and to which each of Shannon River Partners, L.P., Shannon River Partners II, L.P. and Shannon River Capital Management, LLC disclaims any beneficial ownership interest.

CUSIP NO. 12427M101                                                Page 6 of 12
-------------------------------------------------------------------------------
1) Name and I.R.S. Identification No. of Reporting Person (entities only)

   Wynnefield Capital, Inc. (No IRS Identification No.)
-------------------------------------------------------------------------------
2) Check the Appropriate Box if a Member of a Group (See Instructions)
   (a)
   (b) [X] Reporting person is affiliated with other persons
-------------------------------------------------------------------------------
3) SEC USE ONLY
-------------------------------------------------------------------------------
4) Citizenship or Place of Organization:  Cayman Islands
-------------------------------------------------------------------------------
NUMBER OF SHARES           5) Sole Voting Power:

  BENEFICIALLY                171,300 Shares (1)
                           ----------------------------------------------------
      OWNED
                           6) Shared Voting Power
BY EACH REPORTING
                           ----------------------------------------------------
    PERSON WITH            7) Sole Dispositive Power:

                              171,300 Shares (1)
                           ----------------------------------------------------
                           8) Shared Dispositive Power
-------------------------------------------------------------------------------
9)       Aggregate Amount Beneficially Owned by Each Reporting Person:
         171,300 Shares (1)
-------------------------------------------------------------------------------
10) Check Box If the Aggregate Amount in Row (9) Excludes Certain Shares|_| (See Instructions)
-------------------------------------------------------------------------------
11)      Percent of Class Represented by Amount in Row (9):
         1.2 % of Common Stock (1)
-------------------------------------------------------------------------------
12)      Type of Reporting Person (See Instructions) CO
-------------------------------------------------------------------------------


(1) Wynnefield Capital, Inc. holds an indirect beneficial interest in these shares, which are directly beneficially owned by Wynnefield Small Cap Value Offshore Fund, Ltd., and to which each of Shannon River Partners, L.P., Shannon River Partners II, L.P. and Shannon River Capital Management, LLC disclaims any beneficial ownership interest.

CUSIP NO. 12427M101                                                Page 7 of 12
-------------------------------------------------------------------------------
1) Name and I.R.S. Identification No. of Reporting Person (entities only)

   Shannon River Partners, LP  05-0544322
-------------------------------------------------------------------------------
2) Check the Appropriate Box if a Member of a Group (See Instructions)
   (a)
   (b) [X] Reporting person is affiliated with other persons
-------------------------------------------------------------------------------
3) SEC USE ONLY
-------------------------------------------------------------------------------
4) Citizenship or Place of Organization:  Delaware
-------------------------------------------------------------------------------
NUMBER OF SHARES           5) Sole Voting Power:

  BENEFICIALLY                315,629 Shares (1)
                           ----------------------------------------------------
      OWNED
                           6) Shared Voting Power
BY EACH REPORTING
                           ----------------------------------------------------
    PERSON WITH            7) Sole Dispositive Power:

                              315,629 Shares (1)
                           ----------------------------------------------------
                           8) Shared Dispositive Power
-------------------------------------------------------------------------------
9)       Aggregate Amount Beneficially Owned by Each Reporting Person:
         315,629 Shares (1)
-------------------------------------------------------------------------------
10) Check Box If the Aggregate Amount in Row (9) Excludes Certain Shares|_| (See Instructions)
-------------------------------------------------------------------------------
11)      Percent of Class Represented by Amount in Row (9):
         2.3 % of Common Stock
-------------------------------------------------------------------------------
12)      Type of Reporting Person (See Instructions) PN
-------------------------------------------------------------------------------


(1) Shannon River Partners, L.P. directly beneficially owns these shares of Common Stock, to which each of Wynnefield Partners Small Cap Value, L.P., Wynnefield Partners Small Cap Value, L.P. I, Wynnefield Small Cap Value Offshore Fund, Ltd., Wynnefield Capital Management, LLC and Wynnefield Capital, Inc. disclaims any beneficial ownership interest.

CUSIP NO. 12427M101                                                Page 8 of 12
-------------------------------------------------------------------------------
1) Name and I.R.S. Identification No. of Reporting Person (entities only)

   Shannon River Partners II, LP  20-0597408
-------------------------------------------------------------------------------
2) Check the Appropriate Box if a Member of a Group (See Instructions)
   (a)
   (b) [X] Reporting person is affiliated with other persons
-------------------------------------------------------------------------------
3) SEC USE ONLY
-------------------------------------------------------------------------------
4) Citizenship or Place of Organization:  Delaware
-------------------------------------------------------------------------------
NUMBER OF SHARES           5) Sole Voting Power:

  BENEFICIALLY                506,771 Shares (1)
                           ----------------------------------------------------
      OWNED
                           6) Shared Voting Power
BY EACH REPORTING
                           ----------------------------------------------------
    PERSON WITH            7) Sole Dispositive Power:

                              506,771 Shares (1)
                           ----------------------------------------------------
                           8) Shared Dispositive Power
-------------------------------------------------------------------------------
9)       Aggregate Amount Beneficially Owned by Each Reporting Person:
         506,771 Shares (1)
-------------------------------------------------------------------------------
10) Check Box If the Aggregate Amount in Row (9) Excludes Certain Shares|_| (See Instructions)
-------------------------------------------------------------------------------
11)      Percent of Class Represented by Amount in Row (9):
         3.7 % of Common Stock
-------------------------------------------------------------------------------
12)      Type of Reporting Person (See Instructions) PN
-------------------------------------------------------------------------------


(1) Shannon River Partners II, L.P. directly beneficially owns these shares of Common Stock, to which each of Wynnefield Partners Small Cap Value, L.P., Wynnefield Partners Small Cap Value, L.P. I, Wynnefield Small Cap Value Offshore Fund, Ltd., Wynnefield Capital Management, LLC and Wynnefield Capital, Inc. disclaims any beneficial ownership interest.

CUSIP NO. 12427M101                                                Page 9 of 12
-------------------------------------------------------------------------------
1) Name And I.R.S. Identification No. Of Reporting Person

   Shannon River Capital Management, LLC
-------------------------------------------------------------------------------
2) Check The Appropriate Box If A Member Of A Group (See Instructions)
   (a)
   (b) [X]
-------------------------------------------------------------------------------
3) SEC Use Only
-------------------------------------------------------------------------------
4) Citizenship Or Place Of Organization:  Delaware
-------------------------------------------------------------------------------
NUMBER OF SHARES           5) Sole Voting Power:

  BENEFICIALLY                822,400 Shares (1)
                           ----------------------------------------------------
      OWNED
                           6) Shared Voting Power
BY EACH REPORTING             678,400 Shares (2)
                           ----------------------------------------------------
    PERSON WITH            7) Sole Dispositive Power:

                              822,400 Shares (1)
                           ----------------------------------------------------
                           8) Shared Dispositive Power
                              678,400 Shares (2)
-------------------------------------------------------------------------------
9)       Aggregate Amount Beneficially Owned By Each Reporting Person:
         1,500,800 Shares (1) (2)
-------------------------------------------------------------------------------
10) Check Box If The Aggregate Amount In Row (9) Excludes Certain Shares|_| (See Instructions)
-------------------------------------------------------------------------------
11)      Percent of Class Represented by Amount in Row (9):
         10.9 % of Common Stock
-------------------------------------------------------------------------------
12)      Type of Reporting Person (See Instructions) OO (Limited Liability
         Company)
-------------------------------------------------------------------------------


(1) Shannon River Capital Management, LLC holds an indirect beneficial interest in these shares which are directly beneficially owned by Shannon River Partners, L.P and Shannon River Partners II, L.P., and to which each of Wynnefield Partners Small Cap Value, L.P., Wynnefield Partners Small Cap Value, L.P. I, Wynnefield Small Cap Value Offshore Fund, Ltd., Wynnefield Capital Management, LLC and Wynnefield Capital, Inc. disclaims any beneficial ownership interest.

(2) Shannon River Capital Management, LLC, as Portfolio Manager with respect to these shares, holds an indirect beneficial interest in these shares, which are directly beneficially owned by Wynnefield Partners Small Cap Value, L.P., Wynnefield Partners Small Cap Value, L.P. I and Wynnefield Small Cap Value Offshore Fund, and to which each of Shannon River Partners, L.P and Shannon River Partners II, L.P. disclaims any beneficial ownership interest.

ITEM 1(a).  Name of Issuer:
         UCN, Inc.

ITEM 1(b).  Address of Issuer's Principal Executive Offices:
         14870 Pony Express Road, Bluffdale, Utah 84065
         ----------------------------------------------------------------------

ITEM 2(a).  Names of Persons Filing:
         Wynnefield Partners Small Cap Value, L.P. ("Partners")
         ----------------------------------------------------------------------
         Wynnefield Partners Small Cap Value, L.P. I ("Partners I")
         ----------------------------------------------------------------------
         Wynnefield Partners Small Cap Offshore Fund, Ltd. ("Fund")
         ----------------------------------------------------------------------
         Wynnefield Capital Management, LLC ("WCM")
         ----------------------------------------------------------------------
         Wynnefield Capital, Inc. ("WCI")
         ----------------------------------------------------------------------
         Shannon River Partners, LP ("SRP")
         ----------------------------------------------------------------------
         Shannon River Partners II, LP ("SRP II")
         ----------------------------------------------------------------------
         Shannon River Capital Management, LLC ("SRCM")
         ----------------------------------------------------------------------

ITEM 2(b).  Address of Principal Business Office Or, If None, Residence:
         450 Seventh Avenue, Suite 509, New York, New York 10123
         ----------------------------------------------------------------------

ITEM 2(c).  Citizenship:
         Partners and Partners I are Delaware Limited Partnerships
         ----------------------------------------------------------------------
         Fund and WCI are Cayman Islands Companies
         ----------------------------------------------------------------------
         WCM is a New York Limited Liability Company
         ----------------------------------------------------------------------
         SRP and SRP II are Delaware Limited Partnerships
         ----------------------------------------------------------------------
         SRCM is a Delaware Limited Liability Company
         ----------------------------------------------------------------------

ITEM 2(d).  Title of Class of Securities:
         Common Stock, $.0001 Par Value Per Share
         ----------------------------------------------------------------------

ITEM 2(e).  CUSIP Number:  12427M101


ITEM 3.  If this Statement is filed pursuant to Rules 13d-1(b) or 13d-2(b) or
(c), check whether the person filing is:
         None of the reporting persons is an entity specified in Rule 13d-1(b)(1)(ii).

ITEM 4.     Ownership:
(a) Amount beneficially owned by all reporting persons: 1,500,800 Shares (b) Percent of class: 10.9% of Common Stock (c) Number of shares as to which the reporting persons have:
         (i)      sole power to vote or to direct the vote: 822,400 Shares
         (ii)     shared power to vote or to direct the vote 678,400 Shares
         (iii)    sole power to dispose or to direct the disposition: 822,400
                  Shares
         (iv)     shared power to dispose or to direct the disposition 678,400
                  Shares

ITEM 5.  Ownership of five percent or less of a class.
         Not applicable.

ITEM 6. Ownership of more than five percent on behalf of another person. Not applicable.

ITEM 7. Identification and classification of the subsidiary which acquired the security being reported on by the parent holding company.
         Not applicable.

ITEM 8.  Identification and classification of members of the group.
         None of the reporting persons who have filed this schedule is a person, as defined in Rule 13d-1(b)(1)(ii), promulgated pursuant to the Securities Exchange Act of 1934. The persons filing this statement are identified in Item 2 hereof.

ITEM 9.  Notice of dissolution of group.
         Not applicable.

ITEM 10. Certifications.

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

After reasonable inquiry, and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:   October 7, 2004

                                  WYNNEFIELD PARTNERS SMALL CAP VALUE, L.P.

                                  By: Wynnefield Capital Management, LLC,
                                      General Partner

                                      By:  /s/ Nelson Obus
                                           -----------------------------------
                                           Nelson Obus, Managing Member

                                  WYNNEFIELD PARTNERS SMALL CAP VALUE, L.P. I

                                  By: Wynnefield Capital Management, LLC,
                                      General Partner

                                      By:  /s/ Nelson Obus
                                           -----------------------------------
                                           Nelson Obus, Managing Member

                                  WYNNEFIELD SMALL CAP VALUE OFFSHORE FUND, LTD.

                                  By: Wynnefield Capital, Inc.

                                      By:  /s/ Nelson Obus
                                           -----------------------------------
                                           Nelson Obus, Managing Member

                                  WYNNEFIELD CAPITAL MANAGEMENT, LLC

                                      By:  /s/ Nelson Obus
                                           -----------------------------------
                                           Nelson Obus, Managing Member

                                  WYNNEFIELD CAPITAL, INC.

                                      By:  /s/ Nelson Obus
                                           -----------------------------------
                                           Nelson Obus, Managing Member

                                  SHANNON RIVER PARTNERS, L.P.

                                      By: Shannon River Capital Management, LLC,
                                          General Partner

                                          By: /s/ Spencer Waxman
                                             ----------------------------------
                                              Spencer Waxman, Managing Member


                                  SHANNON RIVER PARTNERS II, L.P.

                                      By: Shannon River Capital Management, LLC,
                                          General Partner

                                          By: /s/ Spencer Waxman
                                             ----------------------------------
                                              Spencer Waxman, Managing Member

                                  SHANNON RIVER CAPITAL MANAGEMENT, LLC

                                          By: /s/ Spencer Waxman
                                             ----------------------------------
                                              Spencer Waxman, Managing Member